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                                                                   EXHIBIT 23.02

                        [COOPERS & LYBRAND LETTERHEAD]

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Amendment
No. 4 to Form S-1 (No. 333-3967) of our report dated May 15, 1996, on our audit of the balance sheet of Strayer Education, Inc. as of May 15, 1996, and our report dated May 14, 1996, on our audits of the combined balance sheets of Strayer College, Inc. and Affiliate as of December 31, 1995 and 1994, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".





                                             Coopers & Lybrand L.L.P.


Washington D.C.
July 24, 1996